AMENDMENT
TO AMENDED AND RESTATED EXTENDED EXPENSE LIMITATION AGREEMENT
BETWEEN OLD MUTUAL FUNDS I AND OLD MUTUAL CAPITAL, INC.
EFFECTIVE JANUARY 1, 2010
AS AMENDED MAY 20, 2010

This Amendment to the Amended and Restated Extended Expense Limitation Agreement effective January 1, 2010 (the “Agreement”), by and between Old Mutual Funds I and Old Mutual Capital, Inc., is effective as of May 20, 2010.

WHEREAS, the parties to the Agreement wish to amend the Agreement.

NOW, THEREFORE, BE IS RESOLVED, that the Agreement is hereby amended as follows:

1.	The Expense Period is the period beginning January 1, 2011 through December 31, 2021.

2.	The Agreement shall continue in effect through December 31, 2021.

IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first written above.

Old Mutual Funds I		Old Mutual Capital, Inc.

By:	/s/ Julian F. Sluyters	By:	/s/ Mark E. Black
Name:	Julian F. Sluyters	Name:	Mark E. Black
Title:	President	Title:	Senior Vice President and Chief Financial Officer
Date:	May 20, 2010	Date:	May 20, 2010